As filed with the Securities and Exchange Commission on October 22, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONSTELLATION BRANDS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	16-0716709
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

370 Woodcliff Drive, Suite 300, Fairport, New York	14450
(Address of Principal Executive Offices)	(Zip Code)

CONSTELLATION BRANDS, INC. LONG-TERM STOCK INCENTIVE PLAN, AMENDED AND RESTATED AS OF JULY 26, 2007
(Full title of the Plan)

Thomas J. Mullin, Esq. Executive Vice President and General Counsel Constellation Brands, Inc. 370 Woodcliff Drive, Suite 300 Fairport, New York 14450 (585) 218-3600
(Name, address, and telephone number, including area code, of agent for service)

Copy to: James A. Locke III, Esq. Nixon Peabody LLP 1300 Clinton Square Rochester, New York 14604 (585) 263-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $.01 per share
	14,000,000	$ 24.875	$ 348,250,000.00	$ 10,691.28

(1)
Pursuant to Rule 416(b) under the Securities Act of 1933, this registration statement covers such additional shares of Class A Common Stock as may be issuable pursuant to anti-dilution provisions of the Plan.

(2)	Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1).
(3)
As instructed by Rule 457(h)(1) and estimated in accordance with Rule 457(c), based upon the average of the high and low prices for the Registrant’s Class A Common Stock on the New York Stock Exchange reported as of October 19, 2007.

EXPLANATORY NOTE

Part II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents which have been filed by Constellation Brands, Inc. (the "Registrant") with the Securities and Exchange Commission are incorporated herein by reference:

(a)    The Registrant's Annual Report on Form 10-K for the fiscal year ended February 28, 2007, filed pursuant to Section 13 of the Securities Exchange Act of 1934;

(b)          All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 since February 28, 2007, including specifically, but not limited to, the Registrant’s Current Reports on Form 8-K filed on March 1, 2007, April 5, 2007, April 9, 2007, April 17, 2007, April 23, 2007, May 2, 2007, May 7, 2007, May 11, 2007, May 14, 2007, June 28, 2007, July 31, 2007 and October 4, 2007 and the Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 2007 and August 31, 2007;

(c)          The description of the Registrant's Class A Common Stock contained in the Registrant's registration statement on Form 8-A filed on October 4, 1999 under Section 12 of the Securities and Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.     Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

James A. Locke III, Esq. serves as a member of the Board of Directors of the Registrant.  Mr. Locke is a partner in the law firm Nixon Peabody LLP, which firm has rendered an opinion regarding the legality of the securities offered by this Registration Statement.  As a member of the Company’s Board of Directors, Mr. Locke is eligible to receive awards under the Plan.  Mr. Locke presently owns, and has options to acquire, securities of the Company.

      Certain attorneys of Nixon Peabody LLP may also own shares of the Class A Common Stock of the Company.  A copy of the opinion of Nixon Peabody LLP is attached hereto as Exhibit 5.

Item 6.    Indemnification of Directors and Officers.

The General Corporation Law of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.  The Restated Certificate of Incorporation of the Registrant contains a provision which eliminates directors’ personal liability as set forth above.

The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations or other entities against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; authorizes the Registrant to advance expenses upon receipt of an undertaking by the person seeking indemnity to repay such amount if it is ultimately determined that such person is not entitled to indemnification; and authorizes the Registrant to buy directors’ and officers’ liability insurance.  Such indemnification is not exclusive of any other right to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

The Registrant’s Restated Certificate of Incorporation provides for indemnification to the fullest extent authorized by Section 145 of the General Corporation Law of Delaware for current and former directors and officers of the Registrant and also to persons who are or were serving at the request of the Registrant as directors, officers, employees or agents of other entities (including subsidiaries); provided that, with respect to proceedings initiated by such indemnitee, indemnification shall be provided only if such proceedings were authorized by the Board of Directors.  The right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

From time to time the Registrant has and will enter into agreements with underwriters for securities offerings which provide for indemnification of directors, officers and controlling persons of the Registrant for losses, claims, damages, or liabilities resulting from an untrue statement made in a registration statement in reliance upon and in conformity with written information furnished to the Registrant by or on behalf of such underwriters for inclusion in the registration statement.

The Registrant maintains directors’ and officers’ liability insurance and a corporate reimbursement policy insuring directors and officers against loss arising from claims made arising out of the performance of their duties.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description	Location
5	Opinion of Nixon Peabody LLP	Filed herewith
10.1	Constellation Brands, Inc. Long-Term Stock Incentive Plan, amended and restated as of July 26, 2007	Filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2007 and incorporated herein by reference*
23.1	Consent of Nixon Peabody LLP	Contained in opinion filed as Exhibit 5 to this Registration Statement
23.2	Consent of KPMG LLP, independent accountants	Filed herewith
24	Power of Attorney	Included on the signature page to this Registration Statement
*	The Company’s Commission File No. is 001-08495.

Item 9.    Undertakings.

   (a)    The undersigned Registrant hereby undertakes:

         (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

  (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of the Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such  indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York, on the 22nd day of October, 2007.

CONSTELLATION BRANDS, INC.

By:	/s/ Robert Sands
Robert Sands
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard Sands and Robert Sands, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Robert Sands Robert Sands	President and Chief Executive Officer and Director (principal executive officer)	October 22, 2007

/s/ Robert Ryder Robert Ryder	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	October 22, 2007

/s/ Barry A. Fromberg Barry A. Fromberg	Director	October 22, 2007

/s/ Jeananne K. Hauswald Jeananne K. Hauswald	Director	October 22, 2007

/s/ James A. Locke III James A. Locke III	Director	October 22, 2007

/s/ Thomas C. McDermott Thomas C. McDermott	Director	October 22, 2007

/s/ Richard Sands Richard Sands	Director	October 22, 2007

/s/ Paul L. Smith Paul L. Smith	Director	October 22, 2007

/s/ Peter H. Soderberg Peter H. Soderberg	Director	October 22, 2007

/s/ Mark Zupan Mark Zupan	Director	October 22, 2007

EXHIBIT INDEX

Exhibit No.	Description	Location
5	Opinion of Nixon Peabody LLP	Filed herewith
10.1	Constellation Brands, Inc. Long-Term Stock Incentive Plan, amended and restated as of July 26, 2007	Filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2007 and incorporated herein by reference*
23.1	Consent of Nixon Peabody LLP	Contained in opinion filed as Exhibit 5 to this Registration Statement
23.2	Consent of KPMG LLP, independent accountants	Filed herewith
24	Power of Attorney	Included on the signature page to this Registration Statement

*The Company’s Commission File No. is 001-08495.